Exhibit 10.24

THIRD AMENDMENT AND MODIFICATION

TO REVOLVING CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT AND MODIFICATION TO REVOLVING CREDIT AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 29th day of December, 2005, by and among KENEXA TECHNOLOGY, INC. (“Borrower”), KENEXA CORPORATION (“Kenexa Corp.”), NEXTWORX, INC. (“Nextworx”), PNC BANK, NATIONAL ASSOCIATION, as Agent (“Agent”), and the financial institutions from time to time a party to the Loan Agreement (as defined below) (collectively, the “Lenders”).

BACKGROUND

A.            Pursuant to that certain Revolving Credit and Security Agreement dated July 15, 2003 by and among Borrower, Agent and the Lenders from time to time party thereto (as amended by that certain First Amendment and Waiver dated October 10, 2003, that certain Second Amendment and Modification to Loan and Security Agreement dated March 22, 2005 and as the same may hereafter be further amended, modified or restated from time to time, the “Loan Agreement”), Lenders agreed, inter alia, to extend to Borrower a revolving line of credit in a maximum principal amount of Ten Million Dollars ($10,000,000.00).

B.            Borrower has requested and Agent and Lenders have agreed to amend the Loan Agreement in accordance with the terms and conditions contained herein.

C.            All capitalized terms contained herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions.

(a)           The definition of “Advances” set forth in Section 1.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Advances” shall mean and include the Revolving Advances and Letters of Credit.”

(b)           The definition of “Maximum Revolving Advance Amount” set forth in Section 1.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Maximum Revolving Advance Amount” shall mean $25,000,000.00.”

(c)           The definition of “Revolving Interest Rate” set forth in Section 1.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

““Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans and (b) the sum of the

Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans.”

(d)           The definition of “Undrawn Availability” set forth in Section 1.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

 ““Undrawn Availability” at a particular date shall mean an amount equal to (a) the Maximum Revolving Advance Amount minus (b) the sum of (i) the outstanding principal amount of Advances, (ii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iii) fees and expenses for which Borrower is liable but which have not been paid or charged to Borrower’s Account.”

(e)           The following definitions are hereby added to Section 1.2 of the Loan Agreement in the alphabetical order in which they would otherwise appear:

“Adjusted EBITDA” shall mean, for a particular period, EBITDA for such period, minus unfunded Capital Expenditures during such period.

“Applicable Margin” means the Applicable Margin in effect from time to time determined in accordance with the grid set forth below:

TIER	Ratio of Net Funded Debt to EBITDA	Applicable Margin for Domestic Rate Loans	Applicable Margin for Eurodollar Rate Loans
I	Less than 1.00 to 1	0%	1.00%
II	Greater than or equal to 1.00 to 1 but less than or equal to 1.50 to 1	0%	1.25%
III	Greater than 1.50 to 1 but less than or equal to 2.00 to 1	0%	1.50%
IV	Greater than 2.00 to 1.25%		1.75%

Commencing on the date hereof, the Tier I Applicable Margin shall be in effect until adjusted in accordance with the terms hereof.  The first adjustment of the Applicable Margin will occur on the fifth (5th) Business Day following Agent’s receipt of Borrower’s audited financial statements and Compliance Certificate for Borrower’s December 31, 2005 fiscal year-end in accordance with Section 9.7 hereof.  Thereafter, the Applicable Margin will be adjusted quarterly (based on the ratio of Borrower’s Net Funded Debt to EBITDA for the immediately preceding rolling four (4) fiscal quarter period) on the date which is five (5) business days subsequent to Agent’s receipt of Borrower’s compliance certificate delivered pursuant to Section 9.8 hereof.  The Applicable Margin shall be determined as provided in the grid set forth above and remain in effect until adjusted in accordance with the terms hereof.  Should Borrower fail to deliver to Agent any quarterly compliance certificate when and as required under Section 9.8 hereof, in addition to the other rights and remedies Agent has under this Agreement, Agent may, in its discretion, immediately increase the Applicable Margin then in effect to the highest Applicable Margin set forth in the grid set forth above.  If Borrower subsequently delivers the tardy quarterly compliance certificate after Agent has adjusted the Applicable Margin to the highest level, and such compliance certificate indicates that the Applicable Margin should be at a lower level, Agent will adjust the Applicable Margin effective as of the fifth (5th) Business Day following Agent’s receipt of such compliance certificate, but not retroactively, which Applicable Margin shall remain in effect until adjusted in accordance with the terms hereof.

Notwithstanding anything to the contrary contained in this paragraph, if Agent determines that the calculations of the ratio of Borrower’s Net Funded Debt to EBITDA for the applicable test period in any compliance certificate are incorrect, Agent may adjust the Applicable Margin as set forth in the immediately preceding paragraph based on its own good faith calculation of the ratio of Borrower’s Net Funded Debt to EBITDA for the applicable test period.”

“Facility Fee Percentage” means the Facility Fee Percentage in effect from time to time determined in accordance with the grid set forth below:

Ratio of Borrower’s Net Funded Debt to EBITDA	Facility Fee Percentage	TIER
Less than 1.00 to 1.15%		I
Greater than or equal to 1.00 to 1 but less than or equal to 1.50 to 1.20%		II
Greater than 1.50 to 1 but less than or equal to 2.00 to 1.20%		III
Greater than 2.00 to 1.25%		IV

Commencing on the date hereof, the Tier I Facility Fee Percentage shall be in effect until adjusted in accordance with the terms hereof.  The first adjustment of the Facility Fee Percentage will occur on the fifth (5th) Business Day following Agent’s receipt of Borrower’s audited financial statements and Compliance Certificate for Borrower’s December 31, 2005 fiscal year-end in accordance with Section 9.7 hereof.  Thereafter, the Facility Fee Percentage will be adjusted quarterly (based on the ratio of Borrower’s Net Funded Debt to EBITDA for the immediately preceding rolling four (4) fiscal quarter period) on the date which is five (5) business days subsequent to Agent’s receipt of Borrower’s compliance certificate delivered pursuant to Section 9.8 hereof.  The Facility Fee Percentage shall be determined as provided in the grid set forth above and remain in effect until adjusted in accordance with the terms hereof.  Should Borrower fail to deliver to Agent any quarterly compliance certificate when and as required under Section 9.8 hereof, in addition to the other rights and remedies Agent has under this Agreement, Agent may, in its discretion, immediately increase the Facility Fee Percentage then in effect to the highest Facility Fee Percentage set forth in the grid set forth above.  If Borrower subsequently delivers the tardy quarterly compliance certificate after Agent has adjusted the Facility Fee Percentage to the highest level, and such compliance certificate indicates that the Facility Fee Percentage should be at a lower level, Agent will adjust the Facility Fee Percentage effective as of the fifth (5th) Business Day following Agent’s receipt of such compliance certificate, but not retroactively, which Facility Fee Percentage shall remain in effect until adjusted in accordance with the terms hereof.

Notwithstanding anything to the contrary contained in this paragraph, if Agent determines that the calculations of the ratio of Borrower’s Net Funded Debt to EBITDA for the applicable test period in any compliance certificate are incorrect, Agent may adjust the Facility Fee Percentage as set forth in the immediately preceding paragraph based on its own good faith calculation of the ratio of Borrower’s Net Funded Debt to EBITDA for the applicable test period.”

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.11.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.16(d).

“Letter of Credit Sublimit” means an amount up to Two Million Dollars ($2,000,000.00).

“Letters of Credit” shall have the meaning set forth in Section 2.13.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Minimum Liquidity” for a particular period, with respect to Borrower, shall mean the cash of Borrower on deposit with Agent, plus any Undrawn Availability.

“Net Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including letters of credit issued for the account of such Person, Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.  For purposes of calculating the ratio of Borrower’s Net Funded Debt to EBITDA, all marketable securities and money market funds in excess of $5,000,000.00 held by Agent or an Affiliate of Agent will be deducted from Borrower’s Net Funded Debt.

“Net Worth” at a particular date, shall mean all amounts which would be included under shareholders’ equity on a balance sheet of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP as at such date.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Permitted Acquisition” means any acquisition by Borrower or any wholly owned Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of, or a business line or unit or a division of, any Person which is organized in and whose operations and assets are conducted and located in the United States of America; provided that,

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable laws;

(iii)          in the case of the acquisition of equity interests, all of the equity interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or such newly formed Subsidiary and such equity interests shall be pledged to Agent pursuant to documentation in form and content reasonably satisfactory to Agent;

(iv)          Borrower shall have delivered to Agent at least ten (10) Business Days prior to such proposed acquisition (A) a compliance certificate and supporting calculations evidencing compliance with Sections 6.5, 6.6 and 6.7 both before and after giving effect to such acquisition and pro form compliance with Sections 6.5, 6.6 and 6.7 for the twelve (12) month period following such acquisition, (B) all relevant financial information with respect to such acquired assets or equity interests (and any issuer thereof), including, without limitation, the consideration for such acquisition and any other information required to demonstrate compliance with Sections 6.5, 6.6 and 6.7, and (C) copies of all material documents and agreements in connection with such acquisition, which document shall be in form and content satisfactory to Agent and shall be subject to Agent’s approval;

(v)           any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Borrower and its Subsidiaries are engaged or a similar or related business or line of business or such other lines of businesses as may be consented to by Bank;

(vi)          Borrower’s Minimum Liquidity after giving effect to such acquisition shall be at least Ten Million Dollars ($10,000,000.00);

(vii)         if such acquisition is structured as a purchase of equity interests by Borrower or a newly formed Subsidiary of Borrower, both the Person acquired as well as any newly formed Subsidiary of Borrower, contemporaneously with the closing of such acquisition, shall execute a Guaranty for all Obligations and a Security Agreement securing all Obligations, each in form and content satisfactory to Agent;

(xii)          with respect to Borrower’s acquisition of Webhire, Inc., the aggregate acquisition consideration (including, without limitation, assumed liabilities and any future “earn-out” or other similar payments) does not exceed $37,000,000.00; and

(xiii)         within ten (10) days after the closing of such acquisition, Borrower shall have delivered to Agent copies of all material documents and agreements in connection with such acquisition.”

“Total Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including letters of credit issued for the account of such Person, Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

2.             Revolving Advances.

(a)           Section 2.1(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“2.1(a)    Revolving Advances.  Subject to the terms and conditions set forth in this Agreement including, without limitation, Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the Maximum Revolving Advance Amount.  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).”

(b)           Section 2.2(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b)         Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent at least three (3) Business Days’ prior written notice, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000.00) and in integral multiples of One Hundred Thousand Dollars ($100,000.00) thereafter, and (iii) the duration of the first Interest Period therefor.  Interest Periods for Eurodollar Rate Loans shall be for one (1), two (2), three (3) or six (6) months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  No Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.”

(c)           Limit on Eurodollar Rate Loans.  Section 2.2(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(d)         Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Borrower desires to convert a loan, Borrower shall give Agent not less than three (3) Business Days’ prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day’s prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.  After giving effect to each such conversion, there shall not be outstanding more than six (6) Eurodollar Rate Loans, in the aggregate.”

(d)           Use of Proceeds.  Section 2.11 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“2.11       Use of Proceeds.  Borrower shall apply the proceeds of the Advances to provide for its working capital needs and to fund Permitted Acquisitions.”

(e)           Section 2 of the Loan Agreement is hereby amended to include the following paragraphs as Section 2.13 - Section 2.22.

“2.13       Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade Letters of Credit (“Letters of Credit”) for the account of Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Maximum Revolving Advance Amount.  The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving

Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest.

2.14         Issuance of Letters of Credit.

(a)           Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5)  Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request.  Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b)           Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months with respect to standby Letters of Credit and ninety (90) days with respect to trade Letters of Credit after such Letter of Credit’s date of issuance and in no event later than one (1) year following the last day of the Term.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof adhered to by the Issuer (“UCP 500”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (“ISP98 Rules”), as determined by Agent, and each trade Letter of Credit shall be subject to UCP 500.

(c)           Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.

2.15         Requirements For Issuance of Letters of Credit.  Borrower shall authorize and direct any Issuer to name Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Agent is not the Issuer of any Letter of Credit, Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefore.

2.16         Disbursements, Reimbursement.

(a)           Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)           In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrower.  Provided that it shall have received such notice, Borrower shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, New York time on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent.  In the event Borrower fails to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrower shall be deemed to have requested that a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Maximum Revolving Advance Amount and subject to Section 8.2 hereof.  Any notice given by Agent pursuant to this Section 2.16(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)           Each Lender shall upon any notice pursuant to Section 2.16(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.16(d)) each be deemed to have made a Domestic Rate Loan to Borrower in that amount.  If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Domestic Rate Loans on and after the fourth day following the Drawing Date.  Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.16(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.16(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d)           With respect to any unreimbursed drawing that is not converted into a Domestic Rate Loan to Borrower in whole or in part as contemplated by Section 2.16(b), because of Borrower’s failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrower shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Domestic Rate Loan.  Each Lender’s payment to Agent pursuant to Section 2.16(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.16.

(e)           Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events:  (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than the Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.17         Repayment of Participation Advances.

(a)           Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrower (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b)           If Agent is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Agent pursuant to Section 2.17(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.18         Documentation.  Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued for Borrower’s account and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.19         Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.20         Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.20 under all circumstances, including the following circumstances:

(a)           any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrower or any other Person for any reason whatsoever;

(b)           the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.16;

(c)           any lack of validity or enforceability of any Letter of Credit;

(d)           any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiaries of Borrower and the beneficiary for which any Letter of Credit was procured);

(e)           the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(f)            payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)           the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)           any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrower, unless the Agent has received written notice from Borrower of such failure within three (3) Business Days after the Agent shall have furnished Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)            any Material Adverse Effect on Borrower or any Guarantor;

(j)            any breach of this Agreement or any Other Document by any party thereto;

(k)           the occurrence or continuance of an insolvency proceeding with respect to Borrower or any Guarantor;

(l)            the fact that a Default or Event of Default shall have occurred and be continuing;

(m)          the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(n)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.21         Indemnity.  In addition to amounts payable as provided in Section 15.5, the Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.22         Liability for Acts and Omissions.  As between Borrower and Agent and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Agent or Agent’s Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located;

and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to Borrower or any Lender.

3.             Interest and Fees.

(a)           Section 3.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.1         Interest.  Interest on Advances shall be payable in arrears on the first day of each quarter with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the quarter at a rate per annum equal to, the applicable Revolving Interest Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the Revolving Interest Rate for Domestic Loans plus two (2%) percent (the “Default Rate”).

(b)           Facility Fee.  Section 3.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.3         Facility Fee.  If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances, plus the average daily Maximum Undrawn Amount of any outstanding Letters of Credit for each day of such calendar quarter (collectively, the “Average Outstandings”) does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate per annum equal to the Facility Fee Percentage on the amount by which the Maximum Revolving Advance Amount exceeds such Average Outstandings.  Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

(c)           Computation of Interest.  Section 3.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.5         Computation of Interest and Fees.  Interest on Domestic Rate Loans shall be computed and paid for the actual number of days elapsed.  Interest and fees on Eurodollar Rate Loans and fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate during such extension.”

(d)           Section 3 of the Loan Agreement is hereby amended by adding the following paragraphs as Section 3.11.

“3.11       Letter of Credit Fees.

(a)           Borrower shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Eurodollar Rate Loans then in effect per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.

Upon expiration of the Term and after the occurrence and during the continuance of an Event of Default, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be delivered by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time.  Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral.  Borrower may not withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations, (y) the expiration of all Letters of Credit and (z) the termination of this Agreement.

4.             Financial Covenants.  Sections 6.5 - Section 6.7 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

“6.5         Net Worth.  Borrower and its Subsidiaries, on a consolidated basis, shall maintain a Net Worth (a) of not less than $45,000,000.00 as of December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, (b) as of the end of each fiscal year of Borrower ending thereafter an amount not less than (i) the required Net Worth of Borrower and its Subsidiaries, on a consolidated basis, for the prior fiscal year, plus (ii) one-half of the Net Income of Borrower and its Subsidiaries, on a consolidated basis, for such fiscal year and (c) as of each March 31, June 30 and September 30 ending after December 31, 2006, an amount not less than (i) the required Net Worth of Borrower and its Subsidiaries, on a consolidated basis, for the prior fiscal year, plus (ii) one-half of the Net Income of Borrower and its Subsidiaries, on a consolidated basis, for the prior fiscal year.  Solely for purposes of calculating Borrower’s compliance with this covenant, Net Income of a negative amount shall be deemed to equal zero (-0-).

“6.6         Minimum EBITDA. Borrower and its Subsidiaries, on a consolidated basis, shall maintain a minimum Adjusted EBITDA for each fiscal quarter measured on a rolling four quarter basis of not less than $5,000,000.00.”

“6.7         Leverage Ratio.  Borrower and its Subsidiaries, on a consolidated basis, shall maintain a ratio of Total Funded Debt to EBITDA of not greater than (a) 2.50 to 1.0 at all times from the date hereof through and including December 30, 2006 and (b) 2.25 to 1.0 as of December 31, 2006 and at all times thereafter. The foregoing covenant shall be tested quarterly on the last day of each fiscal quarter of Borrower. “

5.             Deposit Account.  Section 6 of the Loan Agreement is hereby amended to include the following paragraph as Section 6.11.

“6.11       Bank of Account.  Borrower will maintain Agent as its primary local bank of account, unless otherwise agreed by Agent in writing.”

6.             Merger, Consolidation, Acquisition Section 7.1(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)         Except for Permitted Acquisitions, enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person (other than the acquisition by Borrower of the capital stock of the India Subsidiary), or permit any other Person to consolidate with or merge with it.”

7.             Reporting Requirements.

(a)           Schedules.  Section 9.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“9.2         Schedules.  Intentionally Deleted.”

(b)           Annual Financial Statements.  Section 9.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“9.7         Annual Financial Statements

.  Furnish Agent within one hundred twenty (120) days after the end of each fiscal year of Holdings, audited consolidated and unaudited consolidating financial statements of Holdings and its consolidated Subsidiaries including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Holdings and satisfactory to Agent (the

“Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 7.6 and 7.11 hereof.  In addition, the reports shall be accompanied by a certificate of Holding’s Chief Financial Officer which shall state that, based on examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 7.6 and 7.11 hereof.”

(c)           Quarterly Financial Statements.  Section 9.8 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“9.8         Quarterly Financial Statements

.  Furnish Agent within forty-five (45) days after the end of each of the first three fiscal quarters, an unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries and unaudited consolidated statements of income and stockholders’ equity and cash flow of Holdings and its consolidated Subsidiaries reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower’s business.  The reports shall be accompanied by a certificate signed by the Chief Financial Officer of Holdings, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 7.6 and 7.11 hereof.”

8.             Allocation of Payments.  The last paragraph of Section 11.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“11.5       Allocation of Payments.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.”

9.             Extension of Term.  The reference to “the date that coincides with the third yearly anniversary of the Closing Date” set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with “December 31, 2008.”

10.           Updated Schedules; Exhibits.  Schedules 1.2 - 7.3 to the Loan Agreement are hereby deleted and replaced with Schedules 1.2 - 7.3 hereto (collectively, the “Updated Schedules”).  Each reference in Article V of the Loan Agreement to the “Closing Date” shall be deemed to be a reference to the date of this Amendment.  Exhibit 2.1(a) to the Loan Agreement is hereby deleted and replaced with Exhibit 2.1(a) hereto.

11.           Voluntary Reductions. Borrower may from time to time permanently reduce the Maximum Revolving Advance Amount (provided such reduction must be in integral multiples of $500,000.00) upon thirty (30) Business Days’ prior written notice to the Agent and each Lender; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Revolving Advances, plus the Maximum Undrawn Amount of outstanding Letters of Credit to exceed the Maximum Revolving Advance Amount unless, concurrently with such termination or reduction, the Advances are repaid and the outstanding Letters of Credit are cash collateralized to the extent necessary to eliminate such excess.  Following any such reduction, each Lender shall continue to lend to Borrower based on such Lender’s Commitment Percentage of the reduced Maximum Revolving Advance Amount.

12.           Change of Governing Law; New York References.

(a)           Notwithstanding anything in the Loan Agreement or any of the Other Documents, Borrower, Nextworx and Kenexa Corp. agree that the Loan Agreement and all of the Other Documents will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.  Any judicial proceeding brought by or against Borrower, Nextworx or Kenexa Corp. with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of

Pennsylvania, United States of America, and, by execution and delivery of this Amendment, Borrower, Nextworx and Kenexa Corp. accept for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby. Any judicial proceeding by Borrower, Nextworx and Kenexa Corp. against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with the Loan Agreement, any Guaranty or any related agreement, shall be brought only in a federal or state court located in the County of Philadelphia, Commonwealth of Pennsylvania.

(b)           The reference to “New York, New York” in the definition of “Business Day” in Section 1.1 of the Loan Agreement is hereby deleted and replaced with “City of Philadelphia, Commonwealth of Pennsylvania”.

(c)           The reference to “70 East 55th, New York, New York 10022” in the definition of “Payment Office” in Section 1.1 of the Loan Agreement is hereby deleted and replaced with “PNC Bank, National Association,1600 Market Street, Philadelphia, PA 19103”.

(d)           The references to “State of New York” in Sections 1.3, 4.2 and 15.1 of the Loan Agreement are hereby deleted and replaced with “Commonwealth of Pennsylvania”.  The reference to “County of New York, State of New York” in Section 15.1 of the Loan Agreement is hereby deleted and replaced with “County of Philadelphia, Commonwealth of Pennsylvania”.

(e)           The address for PNC set forth in Section 15.6 of the Loan Agreement is hereby deleted and replaced with the following:

PNC Bank, National Association

Corporate Banking

1000 Westlakes Drive

Suite 200

Berwyn, PA 19312

Attention:  Daniel C. Takoushian

Telephone:  (610) 725-5754

Facsimile:  (610) 725-5799

13.           Conditions Precedent.  Agent’s and Lenders’ performance hereunder is contingent upon each of the following:

(a)           Evidence, in form and content satisfactory to Agent, that Borrower has Minimum Liquidity of at least $10,000,000.00 as of the date hereof.

(b)           Agent shall have received evidence, in form and content satisfactory to Agent, that Borrower has achieved EBITDA of at least $9,000,000.00 for the trailing twelve (12) month period ended September 30, 2005.

(c)           Agent shall have received, Borrower’s projections for its fiscal year ending December 31, 2006, as required by Section 9.2 of the Loan Agreement.

(d)           Agent shall have received of a fully executed Amended and Restated Note (“A&R Note”) which shall be in the form attached hereto as Exhibit A.

(e)           Agent shall have received a Closing Certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in the Loan Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in the Loan Agreement and the Other Documents, and (iii) on such date no Default or Event of Default has occurred or is continuing.

(f)            Agent shall have received the executed legal opinion of Pepper Hamilton LLP in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Amendment, the A&R Note, the Other Documents, and related agreements as Agent may reasonably require.

(g)           Agent shall have received a landlord’s waiver agreement reasonably satisfactory to Agent with respect to all of Borrower’s offices.

(h)           Agent shall have received in form and substance satisfactory to Agent, certificates and evidence of Borrower’s casualty insurance and liability insurance in form and content reasonably satisfactory to Agent.

(i)            Searches of Uniform Commercial Code (“UCC”) filings in the jurisdiction of the chief executive office of Borrower, the jurisdiction of Borrower’s organization and such other jurisdictions where Collateral is located, copies of the financing statements on file in such jurisdictions and evidence that there are no Liens, security interests or judgments in favor of third parties with respect to Borrower or any Collateral other than Permitted Encumbrances.

14.           Waiver.  Agent hereby waives any Event of Default resulting solely from (a) Borrower’s failure to comply with the Tangible Net Worth covenant in Section 6.5 of the Loan Agreement for the December 31, 2004 and March 31, 2005 test periods and (b) Borrower’s failure to deliver the schedules and reports required by Section 9.2 of the Loan Agreement for the period from March 31, 2005 through and including the date hereof.  The foregoing waiver relates solely to compliance with the specific items described in the preceding sentence for the specific periods set forth in the preceding sentence and does not constitute a waiver of or an agreement to waive any other covenant or Event of Default that may exist under the Loan Agreement or any Other Document.

15.           Amendment Fee.  Upon execution of this Amendment, Borrower shall pay to Agent for the ratable benefit of Lenders an amendment fee in the amount of Fifty Thousand Dollars ($50,000.00) (the “Amendment Fee”), which fee may be charged as a Revolving Advance or charged to any bank account of Borrower maintained with Agent or any Lender.  The foregoing Amendment Fee is in addition to the interest and other amounts which Borrower is required to pay under the Other Documents, and is fully earned and nonrefundable.

16.           Amendment/References.  The Loan Agreement and the Other Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Other Documents to (a) the “Loan Agreement” shall mean the Loan Agreement as amended hereby; (b) the “Other Documents” shall include this Amendment and all other instruments or agreements executed pursuant to or in connection with the terms hereof and (c) the “Revolving Credit Note” shall be deemed to include, without limitation, the A&R Note.

17.           Release.  Borrower acknowledges and agrees that it has no claims, suits or causes of action against Agent or any Lender and hereby remises, releases and forever discharges Agent, each Lender, each of their officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which Borrower has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

18.           Additional Documents; Further Assurances.  Borrower covenants and agrees to execute and deliver to Agent and Lenders, or to cause to be executed and delivered to Agent and Lenders contemporaneously herewith, at the sole cost and expense of Borrower, the Amendment and any and all documents, agreements, statements, resolutions, searches, insurance policies, consents, certificates, legal opinions and information as Agent or any Lender may require in connection with the execution and delivery of this Amendment or any documents in connection herewith, or to further evidence, effect, enforce or protect any of the terms hereof or the rights or remedies granted or intended to be granted to Agent or any Lender herein or in any of the Other Documents, or to enforce or to protect Agent’s and each Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Agent in its sole discretion.  Borrower hereby authorizes Agent to file, at Borrower’s cost and expense, financing statements, amendments thereto and other items as Agent may require to evidence or perfect Agent’s and each Lender’s continuing security interest and liens in and against the Collateral.  Borrower agrees to join with Agent and Lenders in notifying any third party with possession of any Collateral of Agent’s or any Lender’s security interest therein and in obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Agent and Lenders.  Borrower will cooperate with Agent and Lenders in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter-of-credit rights and electronic chattel paper.

19.           Further Agreements and Representations.  Borrower does hereby:

(a)           ratify, confirm and acknowledge that the statements contained in the foregoing Background are true and complete and that, as amended hereby, the Loan Agreement and the Other Documents are in full force and effect and are valid, binding and enforceable against Borrower and its assets and properties, all in accordance with the terms thereof, as amended, except as such enforceability may be limited by any applicable bankruptcy, insolvency, morabrium or similar laws affecting creditors’ rights generally;;

(b)           covenant and agree to perform all of Borrower’s obligations under the Loan Agreement and the Other Documents, as amended;

(c)           acknowledge and agree that as of the date hereof, Borrower has no defense, set-off, counterclaim or challenge against the payment of any Obligations or the enforcement of any of the terms of the Loan Agreement or of the Other Documents, as amended;

(d)           acknowledge and agree that, except as heretofore disclosed to Agent by Borrower in writing, all representations and warranties of Borrower contained in the Loan Agreement and/or the Other Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof after taking into account the Updated Schedules;

(e)           represent and warrant that no Default or Event of Default exists;

(f)            covenant and agree that Borrower’s failure to comply with any of the terms of this Amendment or any other instrument or agreement executed or delivered in connection herewith, shall constitute an Event of Default under the Loan Agreement and each of the Other Documents; and

(g)           acknowledge and agree that nothing contained herein, and no actions taken pursuant to the terms hereof, are intended to constitute a novation of the Note, the Loan Agreement or of any of the Other Documents and does not constitute a release, termination or, other than as set forth in Section 13 hereof, waiver of any existing Event of Default or of any of the liens, security interests, rights or remedies granted to the Agent or any Lender in any of the Other Documents, which liens, security interests, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all Obligations.

Borrower acknowledges and agrees that Agent and Lenders are relying on the foregoing agreements, confirmations, representations and warranties of Borrower and the other agreements, representations and warranties of Borrower contained herein in agreeing to the amendments contained in this Amendment.

20.           Fees, Cost, Expenses and Expenditures.  In addition to the Amendment Fee, Borrower will pay all of Agent’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, reasonable fees, disbursements, expenses and disbursements of counsel retained by Agent or any Lender and all fees related to filings, recording of documents, searches, environmental assessments and appraisal reports, whether or not the transactions contemplated hereunder are consummated.

21.           No Waiver.  Nothing contained herein constitutes an agreement or obligation by Agent or any Lender to grant any further amendments to the Loan Agreement or any of the Other Documents over than as set forth in Section 14 hereof.  Nothing contained herein constitutes a waiver or release by Agent or any Lender of any Event of Default or of any rights or remedies available to Agent or any Lender under the Other Documents or at law or in equity.

22.           Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the Other Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and Other Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

23.           Binding Effect.  This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

24.           Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

25.           Severability.  The provisions of this Amendment, the Loan Agreement and all of the Other Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

26.           Modifications.  No modification of this Amendment or any of the Other Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

27.           Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

28.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

KENEXA TECHNOLOGY, INC.

By:	/S/ Donald F. Volk
Name/Title:	Chief Financial Officer

KENEXA CORPORATION

By:	/S/ Donald F. Volk
Name/Title:	Chief Financial Officer

NEXTWORX, INC.

By:	/S/ Donald F. Volk
Name/Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Agent and sole Lender

By:	/S/ Dan Takoushian
Name/Title:	Vice President

EXHIBIT 2.1(a)

SEE ATTACHED